FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION NO.: 333-165147-04

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2012-C8 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2012-C8

BOOKRUNNER:	J.P. MORGAN SECURITIES LLC.
LEAD MANAGER:	J.P. MORGAN SECURITIES LLC.
CO-MANAGERS:	CIBC WORLD MARKETS CORP and DEUTSCHE BANK SECURITIES
RATING AGENCIES:	S&P, FITCH, DRBS, KROLL
OFFERING TYPE:	SEC-REGISTERED

---OFFERED CERTIFICATES - PUBLIC---

           RATING
CLASS	(S&P/F/DBRS/KBRA)	SIZE($MM)	WAL(YRS)	SPREAD	YLD%	CPN%	$PX
A-1	AAA/AAA/AAA/AAA	76.634	2.69	S+25	0.6960	0.7053	99.9999
A-2	AAA/AAA/AAA/AAA	189.227	4.88	S+50	1.2572	1.7966	102.4999
A-3	AAA/AAA/AAA/AAA	426.122	9.75	S+88	2.5401	2.8291	102.4996
A-SB	AAA/AAA/AAA/AAA	103.623	7.36	S+75	2.0077	2.3791	102.4998
X-A*	AAA/AAA/AAA/AAA	897.898	---MARKETING SHORTLY---

*X-A PROCEEDS ARE APPROXIMATELY $122MM

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,136,579,989
NUMBER OF LOANS:	43
NUMBER OF PROPERTIES:	84
WA CUT-OFF LTV:	64.6%
WA BALLOON LTV:	55.0%
WA U/W DSCR:	1.63x
WA U/W NOI DEBT YIELD:	11.0%
WA MORTGAGE RATE:	4.701%
TOP TEN LOANS %:	58.5%
WA TERM TO MATURITY (MOS):	107
WA AMORTIZATION TERM (MOS):	351
WA SEASONING (MOS):	2

LOAN SELLERS: JPMORGAN CHASE BANK, N.A. (87.8% of IPB)
              CIBC WORLD MARKETS, LLC (12.2% OF IPB)

TOP 5 PROPERTY TYPES: OFFICE (35.6%), RETAIL (26.2%), MIXED USE (16.3%),
                      INDUSTRIAL (9.0%), HOTEL (7.3%)

TOP 5 STATES:	TX (19.6%), MD (12.7%), MO (11.0%), NC (8.6%), FL (7.8%)

MASTER SERVICER:	KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK
SENIOR TRUST ADVISOR:	PENTALPHA SURVEILLANCE LLC.
DIRECTING CERTIFICATEHOLDER:	BLACKROCK FINANCIAL MANAGEMENT, INC.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIM PPM:	ATTACHED
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	THURS, OCT 18

SPG SYNDICATE CONTACTS
ANDY CHERNA 212-834-4154
MICK WIEDRICK 212-834-4154
JENNIFER KORNBLAU 212-834-4154

JPM CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467

JPM CMBS TRADING DESK CONTACT
ANDY TAYLOR 212-834-3813

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing abs_synd@jpmorgan.com.

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IRS CIRCULAR 230 NOTICE:  THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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